Exhibit 21.1
ACCEL ENTERTAINMENT, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Jurisdiction of Incorporation/Organization

Accel 110 Randolph, LLC	Illinois
Accel 1200 Main, LLC	Illinois
Accel 131 Parkway, LLC	Illinois
Accel 1315 Ottis, LLC	Illinois
Accel 1421 Harlem, LLC	Illinois
Accel 14753 Cicero, LLC	Illinois
Accel 2800 Court, LLC	Illinois
Accel 3315 Main, LLC	Illinois
Accel 4808 Farmington, LLC	Illinois
Accel 6239 Second, LLC	Illinois
Accel 629 Glen, LLC	Illinois
Accel 8116 Hale, LLC	Illinois
Accel 8150 Cicero, LLC	Illinois
Accel Abraham Facility, LLC	Illinois
Accel Daimler, LLC	Illinois
Accel Entertainment Gaming (MO), LLC	Missouri
Accel Entertainment Gaming (PA), LLC	Pennsylvania
Accel Entertainment Gaming, LLC	Illinois
Accel Entertainment LLC	Delaware
Accel Entertainment, Inc.	Delaware
Accel Kennedy, LLC	Illinois
Accel Kinzie, LLC	Illinois
Accel Momence Watseka LLC	Illinois
Ace Gaming & Amusements, LLC	Louisiana
Bulldog Gaming, LLC	Georgia
Bulldog Holdings, LLC	Georgia
Century Gaming, Inc.	Montana
Elsie LLC	Louisiana
Fairmount Holdings, Inc.	Illinois
Fairmount Park, Inc.	Delaware
Grand River Amusements LLC	Illinois
Grand River Jackpot, LLC	Illinois
Grand Vision Gaming LLC	Montana
Grizzly - 24th Street Station Beverages, LLC	Montana
Grizzly - Doc & Eddy's Beverages, LLC	Montana
Grizzly - Doc & Eddy's, LLC	Montana
Grizzly - Holiday, LLC	Montana
Grizzly - Jorgenson’s Beverages, LLC	Montana
Grizzly - Lucky 7's Beverages, LLC	Montana
Grizzly - Rendezvous Beverages, LLC	Montana
Grizzly - Rendezvous, LLC	Montana

Grizzly Hospitality Services, LLC	Montana
Hawkeye Gaming, LLC	Iowa
Husker Gaming, LLC	Nebraska
Old North State Gaming, LLC	North Carolina
Sporty's LLC	Louisiana
Toucan Device Owner, LLC	Louisiana
Toucan Gaming, LLC	Delaware
United Coin Machine Co.	Nevada
United Ventures Unlimited, L.L.C.	Louisiana
Wildcat Gaming, LLC	New Hampshire
WY Properties LLC	Louisiana